Spirit Realty Capital, Inc. Completes Sale of 108 Properties to 84 Lumber Company for $205.7 Million

- Receives $5 Million Amendment Fee in Exchange for Early Purchase Exercise -

Dallas, TX-October 26, 2016- Spirit Realty Capital, Inc. (NYSE: SRC) ("Spirit" or the "Company"), a net lease real estate investment trust (REIT) that invests in single-tenant, operationally essential real estate, today announced the Company has closed on the sale of 108 properties to a subsidiary of 84 Lumber Company (“84 Lumber”). The total cash consideration received by Spirit today was $205.7 million, consisting of $200.7 million to purchase the assets, and a $5 million amendment fee that allowed 84 Lumber to accelerate the exercise of the first purchase option date of April 30, 2017.

“We are pleased to have consummated this transaction. 84 Lumber is a legacy tenant that had a very economically favorable asset purchase option that was granted when the original transaction closed in 2007. By proactively restructuring this agreement to allow for an early option exercise, Spirit earned a $5 million amendment fee, eliminated the ongoing uncertainty as to the timing of an increasing in the money option and has de-risked its portfolio by reducing exposure to one of the most cyclical industries in the Company’s portfolio. We will now utilize this incremental capital to reinvest in high quality assets more consistent with our current investment philosophy, which we expect will outweigh the short-term dilutive impact from this sale,” stated Jackson Hsieh, President and Chief Operating Officer.

At June 30, 2016, 84 Lumber was Spirit’s second largest tenant and represented 2.8% of its normalized rental revenue. The total consideration received by Spirit in the transaction represents an approximate 8.7% cap rate on 84 Lumber’s trailing twelve month rent obligation as of June 30, 2016.

About Spirit Realty Capital
Spirit Realty Capital, Inc. (NYSE:SRC) is a net lease real estate investment trust (REIT) that invests in and manages a portfolio primarily of single-tenant, operationally essential real estate assets throughout the United States. Single-tenant, operationally essential real estate generally refers to free-standing, commercial real estate facilities where Spirit’s tenants conduct business activities that are essential to the generation of their sales and profits.

As of June 30, 2016, Spirit’s undepreciated gross real estate investment portfolio was approximately $8.27 billion, representing investments in 2,654 properties, including 109 properties securing mortgage loans made by Spirit. Spirit’s properties are leased to approximately 443 tenants that represent 28 diverse industries across 49 states.

More information about Spirit can be found on the investor relations section of the Company's website at www.spiritrealty.com.

Investor Contact:
(972) 476-1900
InvestorRelations@spiritrealty.com